                                                                    EXHIBIT 12.1


                          NEWFIELD EXPLORATION COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                        Nine Months
                                                           Year Ended December 31,                         Ended
                                                                                                       September 30,
                                        -------------------------------------------------------------  -------------
                                          1996         1997         1998          1999         2000         2001
                                        --------     --------     --------      --------     --------     --------
Net pre-tax income ................     $ 59,286     $ 62,421     $(88,376)     $ 52,015     $204,689     $252,830

Fixed charges:
   Interest expense, including
     debt issue amortization ......          420        3,268        9,508        14,744       18,664       21,020
   Capitalized interest ...........        1,508        3,481        4,369         2,376        5,353        6,508

   Interest portion of rent
     expenses .....................          179          197          633           933        1,072        1,059
                                        --------     --------     --------      --------     --------     --------
TOTAL FIXED CHARGES ...............        2,107        6,946       14,510        18,053       25,088       28,587
                                        ========     ========     ========      ========     ========     ========

EARNINGS BEFORE
   FIXED CHARGES ..................       59,885       65,886      (78,235)       67,692      224,425      274,909

RATIO OF EARNINGS
   TO FIXED CHARGES ...............         28.4X         9.5X        (5.4X)         3.7X         8.9X         9.6X

Fixed charges consist of interest (both expensed and capitalized), distributions on convertible trust preferred securities and the estimated interest component of rent expense.